701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries Reports FY 2007 Net Income
of $5.1 million and $0.92 per share*

RONKONKOMA, NY – April 12, 2007 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income decreased 1.2 million, or 19.4% to $5.1 million for the year ended January 31, 2007 from $6.3 million for the year ended January 31, 2006. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

YEAR ENDED JANUARY 31, 2007

Net Sales.  Net sales increased $1.4 million, or 1.4% to $100.2 million for the year ended January 31, 2007 from $98.7 million for the year ended January 31, 2006.  The increase was primarily due to growth in sales by our UK subsidiary of $831,000, new revenue from India and Chile of $940,000 and the acquired Mifflin Valley, Inc., of $1,261,000 which had revenue in the year ending January 2007 of $3,086,000 compared with $1,825,000 for the year ending January 2006 and growth in China external sales of $183,000, offset significantly by decreased sales in domestic disposable, chemical protection garments and woven garments and lower selling prices in these three categories to meet competitive market conditions.  Sales in these three product lines decreased by $2,019,000 over the prior year. Further, sales in Canada decreased by $308,000 due to competitive conditions.

Gross Profit.  Gross Profit increased $.35 million, or 1.4%, to $24.3 million for the year ended January 31, 2007 from $23.9 million for the year ended January 31, 2006.  Gross profit as a percent of net sales held steady at 24.2% for the year ended January 31, 2007 and for the year ended January 31, 2006, primarily because of cost reductions achieved by shifting production of additional Tyvek®-based products and chemical suits to China and Mexico and changes in the mix resulting from sales of the higher margin chemical suits while incurring costs related to the new facilities in India, Chile and Japan. We have increasingly shifted and will continue to shift production to these lower-cost facilities.

Operating Expenses.  Operating expenses increased $3.2 million, or 21.7% to $17.6 million for the year ended January 31, 2007 from $14.4 million for the year ended January 31, 2006.  As a percent of net sales, operating expenses increased to 17.5% for the year ended January, 2007 from 14.6% for the year ended January 31, 2006.  The $3.2 million increase in operating expenses in the year ended January 31, 2007 compared to the year ended January 31, 2006 was principally due to increases in:

▪	$0.34 million of Mifflin Valley operating expenses included for the full twelve months ended January 2007in excess of the seven months through January included in the year ended January 2006.
▪	$0.36 million of labor costs resulting from personnel reassigned to SGA departments and vacation accruals which had been assigned to COGS departments in the prior fiscal year.
▪	$0.83 million of SGA costs from new entities in India, Chile and Japan.
▪	$0.70 million net increases in sales salaries and commissions, mainly in disposables, wovens and

Canada and related payroll taxes.  Several senior level sales personnel were added to support lagging sales in Tyvek disposables, support new woven product introductions and coordinate international sales efforts.

▪	$0.26 million of net increases in insurance and employee benefits mainly resulting from a more negative experience in our self insured medical plan.
▪	$0.36 million increase in administrative payroll reflecting additional staff in the UK and Canada, an international accountant in NY, a new employment contract for the CEO, and related payroll taxes.
▪	($0.08) million reduction in foreign currency fluctuation, mainly resulting form our hedging program commenced in June 2006.
▪	$0.15 million in share-based compensation.
▪	$0.05 million in increased directors fees resulting from the new compensation schedule in FY 07
▪	$0.05 million in higher professional and consulting fees, largely resulting from audit fees.
▪	$0.10 million in additional depreciation mainly resulting from the purchases of facilities in FY 06
▪	$0.14 million in increased bad debt expense resulting from two large accounts reserved against.
▪	($0.13) million miscellaneous net expense decreases.

Operating Profit.  Operating profit decreased by $2.8 million, or 29.3% to $6.7 million, from $9.5 million for the prior year. Operating income as a percent of net sales decreased to 6.7% for the year ended January 31, 2007 from 9.6% for the year ending January 31, 2006 primarily due to increased operating expenses as discussed above.

Interest Expense.  Interest expense increased by $.2 million for the year ended January 31, 2007 compared to the year ended January 31, 2006 because of increased borrowings and interest rate increases.

Other Income - Net.  Other income net increased $.13 million principally as a result of a gain on a pension plan liquidation of $.35 million in the current year and the non-recurrence of a litigation settlement in the prior year amounting to $.26 million.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense decreased $1.6 million, or 46.9%, to $1.8 million for the year ended January 31, 2007 from $3.4 million for the year ended January 31, 2006.  Our effective tax rate was 26.3% and 35.2% for the year ended January 31, 2007 and 2006, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign tax rates and that the prior year included $3.2 million repatriation in China subsidiary profits and a reserve of $65,000 covering a portion of IRS audit claims, the resolution of which cannot be determined at this time.

Net Income.  Net income decreased $1.2 million or 19.4%, to $5.1 million for the year ended January 31, 2007 from $6.3million for the year ended January 31, 2006. The decrease in net income was the result of an increase in expenses related to the new foreign facilities in India, Chile, Japan and a decrease in profit by the domestic operations.

Overall inventories decreased by $4.3 million from their January 31, 2006 levels. The decrease in gross margins in Q4 of FY07 was mainly due to continuing start up costs in India, lower Chemland gross on a large contract and higher operating costs in Mexico.

The Company has started to realize the benefits of its recent discounted purchases lasting into its first fiscal quarter. Raw material purchasing continued at higher levels than normal through July 2006 in order to take advantage of discounts offered by suppliers. This discount expired for purchases made after mid July 2006. The Company has significantly curtailed its purchasing since then, resulting in the above mentioned $4.3 million reduction in its inventory levels. We expect to gradually reduce our inventory levels until it levels off in late summer.

On January 31, 2007, the Company’s balance sheet included total assets of $74.2 million, cash and marketable securities of $1.9 million, working capital of $57.8 million, bank debt of $3.8 million and stockholders’ equity of $66.1 million or $11.96 per share of book value after adjusting for the 10% stock dividend payable to holders of record August 1, 2006.

Christopher Ryan, the CEO commented that, “it is difficult to have double digit earnings increases year in and year out when you have to invest for the future as we did this year in India, Chile, Japan and China. In FY08 we will be investing further in Mexico and Canada.

The other thing holding Lakeland back, which we could not predict when planning these international investments, was the slowing domestic market for our basic Tyvek disposable garments and moribund Homeland Security markets for our high end chemical suits. Since there have been no catastrophic US domestic terrorist incidents since 9/11/01, the sense of urgency at most governmental purchasing levels has been turned down a couple notches from its 2002-2004 peaks.

Of course this situation would quickly reverse, if such an attack happened, which is why our stock has always been more or less a put option on a downward market move in response to a terrorist incident. Lakeland's stock appreciated by some 60% in the weeks following 9/11, while the broader market averages tumbled steeply.”
For more details Lakeland will host a conference call at 4:30 PM (EST) on April 12, 2007 to discuss the Company's year end results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO.  Investors can listen to the call by dialing 888-335-5539 (Domestic) or 973-582-2857       (International), Passcode: 8650038

For a replay of this call dial 877-519-4471 (Domestic) or 973-341-3080 (International), Digital Pin # 8650038

About Lakeland Industries, Inc.:
Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, we supply federal, state, and local government agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention and many other federal and state agencies.

For more information concerning Lakeland, please visit us at: www.lakeland.com (Financial Information)

Contact:

Lakeland Industries	Gary Pokrassa	(631) 981-9700	GAPokrassa@lakeland.com
	Christopher J. Ryan	(631) 981-9700	CJRyan@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated,” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$1,907	$1,532
Accounts receivable, net	14,505	14,221
Inventories	40,956	45,243
Deferred income taxes	1,356	918
Prepaid Income Tax	1,565
Other current assets	1,825	1,805
Total current assets	62,114	63,719

Property and equipment, net	11,084	7,755
Goodwill	871	871
Other assets	129	119
	$74,198	$72,464

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,055	$2,537
Accrued expenses and other current liabilities	1,271	1,302
Total current liabilities	4,326	3,839

Other long-term liabilities	-----	470
Deferred income taxes	27	87
Amount Outstanding under revolving credit	3,786	7,272
arrangement
Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,521,824 and 5,017,046 shares at January 31,
2007 and at January 31, 2006, respectively	55	50
Additional paid-in capital	48,972	42,431
Retained earnings	17,032	18,315
Total stockholders' equity	66,059	60,796
	$74,198	$72,464

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31 (unaudited)		January 31

	2007	2006	2007	2006

Net sales	$25,599	$25,225	$100,171	$98,740

Cost of goods sold	19,958	18,948	75,895	74,818

Gross profit	5,641	6,276	24,276	23,922

Operating expenses	4,224	3,557	17,554	14,420

Operating profit	1,417	2,720	6,722	9,502

Interest and other income, net	55	297	211	433

Gain on Pension Plan liquidation	353	-----	353	-----

Interest expense	(90)	(0.24)	(356)	(167)

Income before income taxes	1,735	2,893	6,930	9,768

Provision for income taxes	427	1,238	1,826	3,439

Net income	$1,308	$1,655	$5,104	$6,329

Net income per common share*:
Basic	$0.24	$0.30	$0.92	$1.15
Diluted	$0.24	$0.30	$0.92	$1.15

Weighted average common
shares outstanding*:
Basic	5,524,267	5,529,406	5,520,881	5,518,751
Diluted	5,521,824	5,518,751	5,527,618	5,524,076
* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2006 and April 30, 2005.